                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER 2022 NET INCOME OF $1.2 BILLION
OR $4.22 PER DILUTED SHARE

BOARD OF DIRECTORS APPROVES REPURCHASE OF UP TO $4.2 BILLION OF COMMON STOCK AND INCREASES THE QUARTERLY COMMON STOCK DIVIDEND 20% TO $0.60 PER SHARE

First Quarter 2022 Results
	2022	2021	YOY Change
Total loans, end of period (in billions)	$93.5	$86.3	8%
Total revenue net of interest expense (in millions)	$2,902	$2,795	4%
Total net charge-off rate	1.61%	2.48%	(87) bps
Net income/(loss) (in millions)	$1,242	$1,593	(22)%
Diluted EPS	$4.22	$5.04	(16%)

Riverwoods, IL, April 27, 2022 - Discover Financial Services (NYSE: DFS) today reported net income of $1.2 billion or $4.22 per diluted share for the first quarter of 2022, as compared to a net income of $1.6 billion or $5.04 per diluted share for the first quarter of 2021.

“The first quarter of this year included a devastating war in Ukraine, record high inflation, and shifting monetary policy expectations,” said Roger Hochschild, CEO and President of Discover. “Notwithstanding, we continue to execute against our business priorities, evidenced by our accelerating loan growth and continued strong credit performance, while investing in profitable growth. Earlier this month, we launched our refreshed Cashback Debit product, which showcases how we’re innovating to meet our customers’ needs in a manner consistent with our brand promise around rewards, no fees, strong service and product transparency.”

Segment Results:

Digital Banking

Digital Banking pretax income of $1.7 billion for the quarter was $308 million lower than the prior year period reflecting a higher provision for credit losses and higher operating expenses, partially offset by increased revenue net of interest expense.

Total loans ended the quarter at $93.5 billion, up 8% year-over-year, and flat sequentially. Credit card loans ended the quarter at $73.8 billion, up 10% year-over-year. Personal loans decreased $57 million, or 1%, and private student loans increased $161 million, or 2%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $360 million, or 4% from the prior year period.

Net interest income for the quarter increased $149 million, or 6%, from the prior year period, driven by higher average receivables, favorable funding costs and lower interest charge-offs, partially offset by a lower credit card revolving loan balance as payment rates remained elevated. Net interest margin was 10.85%, up 10 basis points versus the prior year. Card yield was 12.59%, down 12 basis points from the prior year primarily driven by a higher mix of receivables at a promotional rate and the impact of a high payment rate on revolving loan balances, partially offset by lower interest charge-offs. Interest expense as a percent of total loans decreased 33 basis points from the prior year period, primarily driven by the maturity of high coupon consumer CDs and a favorable shift in the funding mix.

Non-interest income increased $107 million, or 28%, from the prior year period, mainly driven by higher discount/interchange revenue and loan fee income partially offset by higher rewards cost, which reflected elevated sales volumes.

The total net charge-off rate of 1.61% was 87 basis points lower versus the prior year period reflecting strong credit performance across the portfolio. The credit card net charge-off rate was 1.84%, down 96 basis points from the prior year period and up 34 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 1.77%, down 8 basis points year-over year and up 11 basis points from the prior quarter. The student loan net charge-off rate was 0.69%, up 16 basis points from the prior year and down 11 basis points from the prior quarter. Personal loans net charge-off rate of 1.12% was down 168 basis points from the prior year and down 9 basis point from the prior quarter.

Provision for credit losses of $154 million increased $519 million from the prior year driven by a higher reserve release in the prior year quarter, partially offset by lower net charge-offs. The first quarter of 2022 included a $175 million reserve release compared to an $879 million reserve release in the first quarter of 2021. Net charge-offs of $368 million were $169 million lower than the prior year period.

Total operating expenses were up $45 million year-over year, or 4%, driven by higher expenses for marketing and information processing.

Payment Services

Payment Services pretax loss of $101 million was down $153 million year-over-year. Lower revenue was driven by a $162MM net loss on equity investments. This was partially offset by higher PULSE and Network Partners revenue.

Payment Services volume was $77.7 billion, up 2% year-over-year. PULSE dollar volume was down 1% year-over-year primarily driven by receding spend on debit products related to the end of federal stimulus programs. Diners Club volume was up 22% year-over-year reflecting a rebound from the impacts of the pandemic. Network Partners volume increased 11% from the prior year primarily reflecting higher AribaPay volume.

Share Repurchase

During the first quarter of 2022, the company repurchased approximately 8.0 million shares of common stock for $944 million. Shares of common stock outstanding declined by 2.6% from the prior quarter.

The Board of Directors has approved a new $4.2 billion share repurchase program. The new share repurchase program spans five quarters through June 30, 2023, replaces the prior program, and may be terminated at any time. The company expects to make share repurchases from time to time subject to the company’s capital plan, market conditions and other factors, including legal and regulatory restrictions and required approvals.

Dividend Declaration

The Board of Directors increased the quarterly dividend from $0.50 to $0.60 per share, and declared a quarterly cash dividend of $0.60 per share of common stock payable on June 9, 2022, to holders of record at the close of business on May 26, 2022.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Thursday, April 28, 2022, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.
Contacts:
Investors:                Media:
Eric Wasserstrom, 224-405-4555        Jon Drummond, 224-405-1888
investorrelations@discover.com        jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets; changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to accounting guidance, tax reform, financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants and merchants; the company's ability to sustain its card, private student loan and personal loan growth; the company’s ability to increase or sustain Discover card usage or attract new customers; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of its or others’ key systems; the company's ability to remain organizationally effective; the effect of political, economic and market conditions, geopolitical events, climate change and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors, as well as those which we have no direct relationship such as our employees’ internet service providers; the company's ability to maintain current technology and integrate new and acquired systems and technology; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; the company’s ability to comply with regulatory requirements; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2021, which is filed with the SEC and available at the SEC's internet site (http:// www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.